Exhibit 15.1

The Board of Directors

Internet Gold Golden Lines Ltd.

We consent to the incorporation by reference in the registration statement (No. 333-208404) on Form F-3 of Internet Gold Golden Lines Ltd. of our report  dated April 18, 2016, with respect to the consolidated statements of financial position of Internet Gold Golden Lines Ltd. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 20-F of Internet Gold Golden Lines Ltd.

/s/Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Israel)

Member Firm of KPMG International

Tel Aviv, Israel

April 18, 2016